EXHIBIT 99.1

NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401
FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS

York, Pennsylvania, August 2, 2024:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the second quarter and the first six months of 2024.

President Hand reported that second quarter operating revenues of $18,750,000 decreased $17,000 and net income of $4,993,000 decreased $1,531,000 compared to the second quarter of 2023.  Basic and Diluted Earnings per share of $0.35 for the three-month period decreased $0.10 compared to the same period last year.  The decrease in net income was primarily attributable to higher operation and maintenance expenses and depreciation, higher interest on debt, and lower allowance for funds used during construction (AFUDC) which were partially offset by lower pension costs.  AFUDC is the cost of debt and equity funds used to finance plant construction.

President Hand also reported that the first six months operating revenues of $36,378,000 increased $2,210,000, but net income of $9,320,000 decreased $857,000 compared to the first six months of 2023.  Increased revenues were primarily due to an increase in rates effective March 1, 2023 partially offset by a reset to zero of the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the customer base also added to revenues.  The Company incurred lower pension costs.  The increased revenue and lower pension costs were more than offset by higher operation and maintenance expenses and depreciation, and higher interest on debt.  Basic and Diluted Earnings per share of $0.65 for the six-month period decreased $0.06 compared to the same period last year.

During the first six months of 2024, the Company invested $20.9 million in capital projects for armoring and replacing the spillway of the Lake Williams dam, wastewater treatment plant construction, as well as various replacements and improvements to infrastructure and routine items.  The Company estimates it will invest an additional $21.3 million in 2024, excluding acquisitions, for armoring and replacing the spillway of the Lake Williams dam, additional main extensions, wastewater treatment plant construction, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months
	2024	2023	2024	2023
Operating Revenues	$18,750	$18,767	$36,378	$34,168
Net Income	$4,993	$6,524	$9,320	$10,177
Average Number of Common Shares Outstanding	14,341	14,289	14,333	14,282
Basic and Diluted Earnings Per Common Share	$0.35	$0.45	$0.65	$0.71
Dividends Declared Per Common Share	$0.2108	$0.2027	$0.4216	$0.4054

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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